Exhibit 99.1
CONTACTS:
Russell Allen, Director of Planning & IR (704) 557-8219
Joseph Calabrese, Financial Relations Board (212) 827-3772
FOR IMMEDIATE RELEASE
LANCE, INC. REPORTS SECOND QUARTER NET REVENUE OF $193 MILLION, UP 16% FROM PRIOR YEAR, AND EARNINGS PER DILUTED SHARE OF $0.21 EXCLUDING SPECIAL ITEMS, AND $0.20 INCLUDING SPECIAL ITEMS
CHARLOTTE, NC, July 28, 2006 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue for the second quarter ended July 1, 2006 of $192.8 million, an increase of 16% over prior year second quarter net revenue of $166.8 million. Branded product sales were up 19%, reflecting growth from incremental Tom’s business and continued strength in sales of sandwich crackers and kettle cooked potato chips. Non-branded product sales were up 10%, reflecting incremental business provided by the Tom’s acquisition as well as continued momentum in other core private label products.
The Company reported second quarter net income of $6.2 million, up 9% from the prior year’s second quarter net income of $5.6 million, and earnings per diluted share of $0.20 compared to $0.19 in the prior year second quarter. Second quarter net income excluding special items was $6.5 million, down $0.8 million, or 10%, from last year’s second quarter net income $7.3 million excluding special items. Earnings per diluted share excluding special items in the second quarter was $0.21, compared to $0.24 per diluted share excluding special items in the prior year second quarter. Special items in the second quarter of the 2006 included employee retention payments and asset impairment charges related to the Tom’s integration. Special items in the second quarter of 2005 were related to CEO severance costs.

Comments from Management
“We are pleased with our results for the quarter, reflecting the continued momentum of our key initiatives and the efforts of a well-focused team,” said David V. Singer, President and Chief Executive Officer. “The integration of the Tom’s acquisition is going according to plan and, although there are some remaining integration items to complete, we are confident that much of the work is behind us. We also continue to achieve growth in our core product categories, with strong results reported in salty snacks and sandwich crackers. Focused on laying the groundwork for long-term growth, our strategic supply chain restructuring is underway and is expected to help us develop and enhance operating efficiencies. As we move into the second half of 2006, we are concerned about the negative impact of rising fuel costs and other commodities. We remain focused on executing on our initiatives as well as finding ways to mitigate rising costs.”
Company’s Fiscal 2006 Guidance
The Company reaffirmed its full year 2006 projection for net sales of approximately $750 to $775 million, and its estimate of earnings per diluted share of approximately $0.70 to $0.75 excluding special items.
Dividend Declared
The Company also announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 18, 2006 to stockholders of record at the close of business on August 10, 2006.
Conference Call
Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern time on Friday, July 28, 2006 to discuss second quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 p.m. on July 28 and running through midnight August 4. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 2325546. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.
About Lance, Inc.
Lance, Inc. manufactures and markets snack foods throughout much of the United States and portions of Canada.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter Ended
	July 1, 2006	June 25, 2005
	(13 Weeks)	(13 Weeks)

Net sales and other operating revenue	$192,814	$166,768
Cost of sales	106,409	89,748

Gross margin	86,405	77,020

Selling, marketing and delivery	61,834	54,904
General and administrative	11,901	11,412
Provisions for employees’ retirement plans	1,846	1,381
Amortization of intangibles	61	—
Other, net	237	(82)

Earnings before interest and income taxes	10,526	9,405

Interest expense, net	828	550

Earnings before income taxes	9,698	8,855
Income taxes	3,539	3,219

Net income	$6,159	$5,636

Earnings per share:
Basic	$0.20	$0.19
Diluted	$0.20	$0.19
Weighted average shares outstanding:
Basic	30,462,000	29,834,000
Diluted	30,935,000	30,146,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	July 1,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$1,279	$3,543
Accounts receivable	67,598	59,088
Inventories	41,829	36,409
Deferred income tax	12,669	10,160
Assets held for sale	—	3,020
Prepaid expenses and other	8,933	7,405

Total Current Assets	132,308	119,625
Property plant and equipment, net	201,555	186,093
Goodwill and other intangibles, net	60,799	59,873
Other assets	3,485	3,488

Total Assets	$398,147	$369,079

Liabilities and Equity:
Current portion of long-term debt	$53,791	$36,000
Accounts payable	27,534	20,378
Other current liabilities	58,214	59,672

Total Current Liabilities	139,539	116,050

Long-term debt	—	10,215
Other liabilities	39,741	41,105
Stockholders’ equity	218,867	201,709

Total Liabilities and Stockholders’ Equity	$398,147	$369,079

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
( in thousands)
(unaudited )

	For the 26 Weeks Ended
	July 1, 2006	June 25, 2005

Operating Activities:
Net income	$5,394	$8,906

Depreciation and amortization	13,388	13,889
Loss on sale of property, net	(4)	(47)
Deferred income taxes	(3,796)	(1,598)
Changes in operating assets and liabilities	(7,894)	(14,265)

Net cash from operating activities	7,088	6,885

Investing Activities:
Purchases of property and equipment	(27,198)	(15,803)
Acquisition of business, net of cash acquired	—	(4,829)
Proceeds from sale of property	2,762	669

Net cash used in investing activities	(24,436)	(19,963)

Financing Activities:
Dividends paid	(9,677)	(9,495)
Issuance of common stock	17,036	2,968
Net proceeds from revolving credit facilities	7,505	—

Net cash from/(used in) financing activities	14,864	(6,527)

Effect of exchange rate changes on cash	220	(56)

Decrease in cash and cash equivalents	(2,264)	(19,661)
Cash and cash equivalents at beginning of period	3,543	41,466

Cash and cash equivalents at end of period	$1,279	$21,805

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)

Quarter Ended July 1, 2006
	Pretax	Net of	Per diluted
	Income	Income Tax	share

Income, including special charges:	$9,698	$6,159	$0.20

Tom’s integration related charges	568	361	0.01

Income, excluding special charges	$10,266	$6,520	$0.21

Quarter Ended June 25, 2005
	Pretax	Net of	Per diluted
	Income	Income Tax	share

Income, including special charges:	$8,855	$5,636	$0.19

CEO severance related charges	2,478	1,634	0.05

Income, excluding special charges	$11,333	$7,270	$0.24